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Colliers INTERNATIONAL

April 15, 2016

Mr. Gary J. Silva, CFM
Omnicell, Inc.
590 E. Middlefield Road
Mountain View, CA 94043

RE: Second Amendment to Lease at 2003 Gandy Boulevard North

Dear Gary:

Please find one (1) fully executed second lease amendment attached. It has been a pleasure working with you on this assignment. Should you need anything, please don't hesitate to call.

Best Regards,

Jan Boltres, CCIM
Managing Director, Industrial Services
+1 813 221 2290 Main
+1 813 871 5805 Direct
+1 727 204 0877 Mobile

Cc: Attachment

SECOND AMENDMENT TO INDUSTRIAL LEASE

THIS SECOND AMENDMENT TO INDUSTRIAL LEASE (this "**Amendment**") is made and entered into as of February 25, 2016 ("**Effective Date**"), by and between **EVERGREEN PROPCO VI, LLC**, a Delaware limited liability company ("**Lessor**") and **OMNICELL, INC.**, a Delaware corporation ("**Lessee**").

RECITALS

A. Gateway Business Centre, Ltd., a Florida limited partnership ("**Original Lessor**"), as predecessor-in-interest to Lessor, and Medical Technology Systems, Inc., a Florida corporation ("**Original Lessee**"), as predecessor-in-interest to Lessee, entered into that certain Industrial Lease dated as of March 31, 2004 ("**Original Lease**"). The Original Lease was amended by that certain First Amendment to Industrial Lease by and between Original Lessor and Original Lessee, dated as of July 26, 2004 ("**First Amendment**" and together with the Original Lease, the "**Lease**"). Lessor is successor-in-interest to Original Lessor. Lessee is successor-in-interest to Original Lessee.

B. Pursuant to the Lease, Lessor currently leases to Lessee space containing approximately 132,548 square feet (the "**Premises**"), located at 2003 Gandy Boulevard North, St. Petersburg, Florida and more particularly described in the Lease.

C. The Lease by its terms shall expire on September 30, 2016 ("**Prior Expiration Date**"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing Recitals, mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1. **Extension**. The Lease Term is hereby extended for a period of five (5) years commencing on October 1, 2016 ("**Extension Date**"), and expiring on September 30, 2021 ("**Extended Termination Date**"), unless sooner terminated in accordance with the terms of the Lease, as amended hereby (the "**Amended Lease**"). That portion of the Lease Term commencing on the Extension Date and ending on the Extended Termination Date shall be referred to herein as the "**Extended Term**".

2. **Base Rent**. As of the Extension Date, the schedule of Base Rent payable with respect to the Premises during the Extended Term is the following:

Period	Base Rent / Month
10/01/2016 – 09/30/2017	$90,022.18
10/01/2017 – 09/30/2018	$92,722.85
10/01/2018 – 09/30/2019	$95,504.53
10/01/2019 – 09/30/2020	$98,369.67
10/01/2020 – 09/30/2021	$101,320.80

All such Base Rent shall be payable by Lessee in accordance with the terms of the Lease.

3. **Additional Rental**. Throughout the Extended Term, Lessee shall pay all Additional Rental in accordance with the terms of the Lease.

4. **Condition of Premises**.

a. Improvement Allowance. So long as Lessee is not in default under the Amended Lease, commencing on the Effective Date, Lessor shall make available to Lessee an allowance of $4.00 per square foot of the Premises (i.e., $530,192.00, based upon 132,548 square feet of space in the Premises) (the "**Allowance**"). The Allowance shall be used by Lessee to pay for the hard costs of improvements to the Premises including, but not limited to, the architectural, engineering and permitting costs related thereto (collectively, "**Lessee's Improvements**"), using Building standard materials and finishes except as Lessor may otherwise approve, subject to Lessee's compliance with the terms of the Lease relating to Alterations by Lessee (including, without limitation, the terms of Paragraph 15 of the Original Lease). In no event shall the Allowance be used to pay for any costs in connection with Lessee's moving expenses or for furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises. Lessor shall reimburse to Lessee from the Allowance the cost of completing Lessee's Improvements within thirty (30) days after invoice therefor (not more often than monthly); provided, however, the Allowance shall not be payable to Lessee until Lessee has provided Lessor with (a) written documentation reasonably satisfactory to Lessor demonstrating that the portion of Lessee's Improvements for which Lessor is being invoiced has been completed and that such costs have been paid for by Lessee, and (b) all mechanics' lien releases or other lien releases on account of such Lessee's Improvements, which are notarized, unconditional and in recordable form or in such form as Lessor shall have reasonably approved. Any costs of Lessee's Improvements in excess of the Allowance shall be the sole responsibility of Lessee. Lessee acknowledges that Lessor shall not be obligated to refurbish or improve the Premises in any manner whatsoever or to provide funds (except for the Allowance) for the refurbishment or improvement of the Premises in conjunction with the Extended Term, and Lessee hereby accepts the Premises "AS-IS".

b. Unused Allowance Amounts. Except as expressly set forth herein below, any portion of the Allowance which remains unused upon completion of Lessee's Improvements (the "**Unused Allowance**") will not be refunded to Lessee or be available to Lessee as a credit against any obligations of Lessee under the Amended Lease. Notwithstanding the foregoing, (i) provided Lessee is not then in default under the Amended Lease, and (ii) after (A) completion of Lessee's Improvements, and (B) payment of all invoices for any work in connection with Lessee's Improvements, any remaining unused portion of the Allowance, up to a maximum of one hundred thousand dollars ($100,000.00), shall be applied as a credit against the Base Rent next becoming due and payable under the Amended Lease; provided, however, if any such credit is initially disallowed due to a default by Lessee, then upon Lessee's cure of such default, such credits shall commence to be granted to Lessee as permitted hereinabove. The Allowance shall only be available for Lessee's use through September 30, 2017 (the "**Allowance Deadline**"), and Lessee waives any and all rights to any unused portion of the Allowance if Lessee has not completed Lessee's Improvements and/or satisfied all other conditions to payment by the Allowance Deadline.

5. **Lessor's Address for Payments**. The address for payments to Lessor shall be to:

Evergreen Propco VI, LLC
GBC-2003 Gandy Blvd – ytam6003
PO Box 82551
Goleta, CA 93118-2551

6. **<u>Lessor's Address for Notices</u>**. The address for <u>notices</u> to Lessor shall be to:

Evergreen Propco VI, LLC
c/o Evergreen Industrial Properties
Attention: Asset Manager
66 Franklin Street, Suite 200
Oakland, California 94607

7. **<u>Miscellaneous</u>**.

a. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Lessee be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives (including, without limitation, any incentives contained in Paragraphs 6, 31 and 32 of the Original Lease) that may have been provided to Lessee in connection with entering into the Lease, unless specifically set forth in this Amendment. Lessee acknowledges that it has one (1) remaining Renewal Option (as defined in the Original Lease) for a period of five (5) years and otherwise on the terms and conditions expressly contained in Paragraph 1 of the Original Lease.

b. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

c. In the case of any inconsistency or conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall prevail, govern and control.

d. Submission of this Amendment by Lessor is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Lessee. Lessor shall not be bound by this Amendment until Lessor has executed and delivered the same to Lessee.

e. The Lease is hereby incorporated into this Amendment by this reference. All initially capitalized defined terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

f. Lessee hereby represents and warrants to Lessor that, as of the date of this Amendment, Lessee is in full compliance with all terms, covenants and conditions of the Lease, that there are no breaches or defaults under the Lease by Lessor or Lessee and that Lessee knows of no events or circumstances which, given the passage of time or notice or both, would constitute a default under the Lease by either Lessor or Lessee.

g. Except for Colliers International ("**Lessee's Broker**"), Lessee hereby represents to Lessor that Lessee has dealt with no other broker in connection with this Amendment. Lessee agrees to indemnify and hold Lessor, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such harmless from all claims of any other brokers claiming to have represented Lessee in connection with this Amendment. Except for Jones Lang LaSalle ("**Lessor's Broker**"), Lessor hereby represents to Lessee that Lessor has dealt with no other broker in connection with this Amendment. Lessor agrees to indemnify and hold Lessee, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from

all claims of any other brokers claiming to have represented Lessor in connection with this Amendment. Lessor agrees to pay Lessee's Broker and Lessor's Broker pursuant to separate agreements.

h. Any obligation or liability whatsoever of Lessor which may arise at any time under the Amended Lease, or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

i. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

j. Lessor and Lessee each (i) have agreed to permit the use from time to time, where appropriate, of telecopy or other electronic signatures in order to expedite the transaction contemplated by this Amendment, (ii) intend to be bound by its respective telecopy or other electronic signature, (iii) are aware that the other will rely on the telecopied or other electronically transmitted signature, and (iv) acknowledge such reliance and waives any defenses to the enforcement of this Amendment and the documents affecting the transaction contemplated by this Amendment based on the fact that a signature was sent by telecopy or electronic transmission only.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Amendment as of the day and year first above written.

LESSOR:

EVERGREEN PROPCO VI, LLC,
a Delaware limited liability company

By: ______________________________
Name: Greg Moore, SVP
Title: ______________________________

Signed, sealed and delivered
in the presence of:

____
(Signature of first witness)

Peggy Toppin
Director of Asset Management
____
(Legibly printed name of first witness)

____
(Signature of second witness)

____
(Legibly printed name of second witness)

LESSEE:

OMNICELL, INC.,
a Delaware corporation

By: ______________________
Name: Peter Kuipers
Title: CFO

Signed, sealed and delivered
in the presence of:

____
(Signature of first witness)

Michelle Smith
(Legibly printed name of first witness)

Suzan Alcorn
(Signature of second witness)

Suzan Alcorn
(Legibly printed name of second witness)